Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports Fourth Fiscal Quarter and Fiscal Year-end Results

Sunnyvale, CA (May 9, 2012) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the fourth fiscal quarter and fiscal year ended March 31, 2012. Net sales for the fourth fiscal quarter were $16,451,000, a 17% increase compared to the prior quarter of $14,066,000 and a 9% decrease compared to $17,983,000 in the same quarter last year. On a GAAP basis, net income in the fourth fiscal quarter was $1,273,000 or $0.11 per diluted share, as compared with $96,000 or $0.01 per diluted share in the prior fiscal quarter, and $1,492,000 or $0.12 per diluted share in the same quarter of the prior fiscal year.

For the fiscal year ended March 31, 2012, net sales declined 21% to $65,535,000 versus $83,172,000 for the prior fiscal year.  On a GAAP basis, net income declined 61% to $4,749,000, or $0.38 per diluted share, as compared with $12,282,000, or $0.94 per diluted share.

Non-GAAP earnings per diluted share for the fourth quarter of fiscal 2012 were $0.16 excluding pre-tax employee stock-based compensation of $788,000, compared with $0.07 in the prior quarter, excluding pre-tax employee stock-based compensation of $821,000, and $0.16 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $727,000. For the fiscal year ended March 31, 2012, non-GAAP net income per diluted share was $0.62, excluding pre-tax employee stock-based compensation of $3,031,000, as compared to $1.17 for the prior fiscal year, excluding pre-tax employee stock-based compensation of $3,099,000.

“We are very pleased with the 29% sequential surge in sales of our medical electronics products and the ramping of sales of our printer/EL family of products,” stated Dr. Henry C. Pao, President and CEO. “Major contributors to the surge were increased sales of our analog switches and high voltage pulser circuits and chipsets for medical ultrasound equipment as well as our custom processing services for other medical devices. We were able to meet our customers’ delivery schedules in spite of their short lead times. Also, sequential quarterly sales of our printer/EL products increased 39% primarily due to drivers for OLED manufacturing equipment. Additionally, the orders for LED drivers used in backlighting high-end monitors have increased. We project our overall sales in the first quarter of fiscal 2013 to be flat to up 6% sequentially.  With seven and half weeks to go for the quarter, 77% of the projected sales have either already been shipped or else are covered by orders which we have confirmed to our customers that we will ship this quarter.”

Dr. Pao commented further, “We continue to focus on bringing new products to market, launching four in our fiscal fourth quarter bringing our total for fiscal 2012 to 27, most of which address the medical ultrasound and LED lighting markets. We expect to launch twelve more in the first quarter of fiscal 2013.

“Gross margin for the fourth quarter of fiscal 2012 was 47%, a big improvement from the prior quarter of 38%,” continued Dr. Pao. “Operating expenses increased 11% sequentially due in part to increased development costs in support of the large number of new product development and to higher sales incentive costs resulting from our increased sales. Our tax benefit rate was 19% for the quarter, and our tax rate was 2% for the whole fiscal year. We reduced inventory by $2.4 million in the fourth quarter through increased shipments and limiting the increase in wafer fab capacity utilization from 25% last quarter to 35%, which is expected to improve further over the new fiscal year. We continued to generate positive cash flow. During the quarter, cash generated from operating activities was $3.0 million and we repurchased 69,000 shares for $1.2 million. Through March 31, 2012, since the current stock repurchase program was announced in January 2011, we have bought back 1,174,000 shares of Supertex stock for a total of $23.4 million.”

Commenting on total fiscal year 2012, Dr. Pao stated, “While overall sales for the year were lower sequentially by over 20%, we ended on an upswing as our fourth quarter sales were lower by less than 10% compared to the same quarter last year. During fiscal 2012, we generated $4.7 million in net profit and $11.8 million in positive cash flow from operating activities. We’re excited about our new product offerings going into fiscal 2013, especially in medical ultrasound and LED lighting, as well as our new OLED display products. We plan to launch a record number of exciting new products in fiscal 2013.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our anticipation that in the first fiscal quarter sales will be flat to up 6% sequentially, our expectation that wafer fab capacity utilization will improve during fiscal 2013, and that we plan to launch twelve new products in the first quarter and many more new products in fiscal 2013.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion,  whether we are successful in the engineering of new products, whether we encounter production issues in device manufacturing or moving new products from engineering into production,  and whether our fab equipment continues to operate at expected capacities without need of replacement, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on May 9, 2012, following the earnings release.  President and CEO, Dr. Henry C. Pao, and CFO, Phil Kagel, will present an overview of the fourth fiscal quarter and fiscal year-end financial results, discuss current business conditions, and then respond to questions.

The call will be available live for any interested party by dialing 800-862-9098 (domestic) or 785-424-1051 (toll, international) 5 minutes before the scheduled start time. A recorded replay will be available shortly after the call as a downloadable .mp3 file at http://www.supertex.com/company_ir.html until 11:59 p.m. EDT, June 9, 2012.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the medical ultrasound imaging, LCD TV backlighting, LED general lighting, telecommunications, printer, flat panel display, industrial and consumer product industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	March 31, 2012	April 2, 2011
	(in thousands)
ASSETS
Cash and cash equivalents	$19,860	$23,962
Short term investments	111,137	109,760
Trade accounts receivable, net	8,021	8,100
Inventories	14,438	20,600
Deferred income taxes	7,529	7,228
Prepaid income taxes	3,032	6,461
Prepaid expenses and other current assets	6,786	2,975
Total current assets	170,803	179,086
Long term investments	25,900	30,200
Property, plant and equipment, net	4,941	5,708
Other assets	621	622
Deferred income taxes	5,375	4,980
TOTAL ASSETS	$207,640	$220,596

LIABILITIES
Trade accounts payable	$1,994	$3,283
Accrued salaries and employee benefits	12,434	12,430
Other accrued liabilities	615	772
Deferred revenue	2,560	3,664
Income taxes payable	23	2,264
Total current liabilities	17,626	22,413
Income taxes payable, noncurrent	4,161	4,974
Other accrued liabilities, noncurrent	561	290
Total liabilities	22,348	27,677

SHAREHOLDERS' EQUITY
Common stock	68,031	68,499
Accumulated other comprehensive loss	(1,345)	(1,683)
Retained earnings	118,606	126,103
Total shareholders' equity	185,292	192,919
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$207,640	$220,596

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended			Twelve Months Ended
	(in thousands, except per share amounts)
	March 31, 2012	December 31, 2011	April 2, 2011	March 31, 2012	April 2, 2011
Net sales	$16,451	$14,066	$17,983	$65,535	$83,172
Cost of sales(1)	8,723	8,708	8,863	34,855	37,984
Gross profit	7,728	5,358	9,120	30,680	45,188
Research and development(1)	3,885	3,480	4,028	14,399	14,851
Selling, general and administrative(1)	3,614	3,269	3,521	12,840	14,194
Income (loss) from operations	229	(1,391)	1,571	3,441	16,143
Interest and other income, net	837	784	558	1,404	1,637
Income (loss) before income taxes	1,066	(607)	2,129	4,845	17,780
(Benefit from) provision for income taxes	(207)	(703)	637	96	5,498
Net income	$1,273	$96	$1,492	$4,749	$12,282
Net income per share:
Basic	$0.11	$0.01	$0.12	$0.38	$0.95
Diluted	$0.11	$0.01	$0.12	$0.38	$0.94
Shares used in per share computation:
Basic	12,044	12,063	12,921	12,340	12,976
Diluted	12,048	12,066	12,952	12,351	13,030

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$156	$161	$175	$590	$676
Research and development	$343	$352	$404	$1,271	$1,394
Selling, general and administrative	$289	$308	$148	$1,170	$1,029

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended			Twelve Months Ended
	(in thousands, except per share amounts)
	March 31, 2012	December 31, 2011	April 2, 2011	March 31, 2012	April 2, 2011
GAAP net income	$1,273	$96	$1,492	$4,749	$12,282
Adjustment for stock-based compensation included in:
Cost of sales	156	161	175	590	676
Research and development	343	352	404	1,271	1,394
Selling, general and administrative	289	308	148	1,170	1,029
Subtotal	788	821	727	3,031	3,099
Tax effect of stock-based compensation	(93)	(19)	(110)	(160)	(179)
Non-GAAP net income excluding employee stock-based compensation	$1,968	$898	$2,109	$7,620	$15,202

Non-GAAP net income per share:
Basic	$0.16	$0.07	$0.16	$0.62	$1.17
Diluted	$0.16	$0.07	$0.16	$0.62	$1.17
Shares used in per share computation:
Basic	12,044	12,063	12,921	12,340	12,976
Diluted	12,048	12,066	12,952	12,351	13,030

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended			Twelve Months Ended
	(in thousands, except per share amounts)
	March 31, 2012	December 31, 2011	April 2, 2011	March 31, 2012	April 2, 2011
Shares used in per share computation: Diluted	12,048	12,066	12,952	12,351	13,030

DILUTED:
GAAP net income per share	$0.11	$0.01	$0.12	$0.38	$0.94
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01	0.01	0.05	0.05
Research and development	0.03	0.03	0.03	0.10	0.11
Selling, general and administrative	0.02	0.02	0.01	0.10	0.08
Provision for income taxes	(0.01)	(0.00)	(0.01)	(0.01)	(0.01)
Non-GAAP net income per share excluding employee stock-based compensation	$0.16	$0.07	$0.16	$0.62	$1.17